Press Release                         Source: EVCI Career Colleges Holding Corp.

EVCI Career Colleges Holding Corp. to Acquire TCI
Accretive Acquisition of Technical Career Institutes, Inc.
Would Substantially Increase EVCI's Size and its
Presence in New York City

YONKERS, NY--(VINTAGE WIRE)--June 30, 2005 - EVCI Career Colleges Holding Corp. (Nasdaq SC: EVCI- News) announced today that it has signed a definitive agreement to acquire privately-owned Technical Career Institutes, Inc. for $16 million, subject to adjustment. EVCI expects that TCI will be accretive to EVCI's earnings for 2005.

TCI is located in New York City on West 31st Street, diagonally opposite Madison Square Garden and Penn Station, and has approximately 3,000 students. Its 125,000 square feet of space has built-in capacity for increased enrollments. TCI offers two year associate degree programs and certificate programs in technical fields focused on business and new media, computers and electronics and climate control. A majority of TCI's new students have a high school diploma and the balance can evidence their ability to perform college level work by passing a federal "ability to benefit" exam. Integral to EVCI's decision to acquire TCI is the economically disadvantaged student population it serves. Most TCI students qualify for federal Pell grants and New York State TAP grants.

For its fiscal year ended September 30, 2004, TCI had revenues of $34.8 million and net income of $890,000. TCI's net income before interest, taxes, depreciation and amortization (EBITDA) of $2,380,000 for its 2004 fiscal year is calculated approximately as follows:

Net Income                                                            $  890,000
Add:
     Interest expense                                                     30,000
     Provision for taxes                                                 740,000
     Depreciation and amortization                                       720,000
                                                                      ----------
EBITDA                                                                $2,380,000
                                                                      ==========

EBITDA is a non-GAAP financial measure that should not be considered as an alternative to net income, income before taxes, cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles. Management believes this information is of interest to many investors and analysts as a metric used in evaluating acquisition purchase prices.

EVCI has received a bank commitment to lend EVCI $16 million for the acquisition. The bank's commitment is subject to the negotiation and closing of a definitive loan agreement.

The closing is subject to conditions that are described in the definitive purchase agreement. EVCI believes the closing will occur in September 2005.

Dr. John J. McGrath, EVCI's Chief Executive Officer and President, commented:
"We are very enthusiastic about the prospect of acquiring TCI and working with TCI's management to increase its revenue and improve its profitability. It is a strategic move that will allow us to enhance substantially our existing presence in New York City. TCI has a terrific location. It is easily accessible by New York City, Long Island, Westchester, New Jersey and Connecticut mass transportation. Since it was founded in 1909, TCI has achieved academic prominence as a two year technical school. It has maintained cutting edge technology programs by adding new programs and adjusting existing courses to fit the needs of employers. TCI's 18 degree programs and four certificate programs will permit a major diversification of our career college education offerings to a market segment that needs and wants more educational opportunities and that TCI and we are expert in serving."

EVCI is the holding company for Interboro Institute, EVCI's principal asset, and the Pennsylvania School of Business.

Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. It has a main campus in mid-town Manhattan and an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York. Interboro also has a college site in Yonkers, New York. Each of Interboro's four locations has an annex that became operational for the fall semester 2004. EVCI acquired Interboro in January 2000.

EVCI acquired PSB in January 2005. PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three recently authorized business diploma programs. As permitted by the Pennsylvania State Education Department, after six months of teaching the three business diploma programs, PSB plans to seek authorization to award the Associate in Special Business degree for those programs. PSB recently relocated to downtown Allentown, Pennsylvania and is implementing an advertising and marketing campaign that will impact its fall 2005 enrollment.

The forward-looking statements in this press release regarding the proposed acquisition of TCI, including the financing, the anticipated closing in September, that TCI will be accretive to EVCI's earnings in 2005 and management's expectations following the closing reflect management's views with respect to future events and are subject to certain assumptions, risks and uncertainties. These include: there could be a failure to satisfy closing conditions in the acquisition agreement; there could be a failure to complete the negotiation, or satisfy closing conditions, of a definitive loan agreement, in which case EVCI would be subject to a breach of contract claim by the seller of TCI if EVCI cannot timely find alternative financing; there could be unexpected delays in closing the purchase; as is often the case with acquisitions, regulators may impose conditions following the closing, which alone, or together with other factors, could have an adverse impact on management's efforts to increase TCI's revenues and improve its operating results; and there are other regulatory risks, many of which are the same for

TCI and EVCI, including those set forth in EVCI's 10-KSB for its year ended December 31, 2004 and its latest 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated by any forward-looking statement. EVCI undertakes no obligation to update the information in this press release.

Contact:
     EVCI Career Colleges Holding Corp.
     Dr. John J. McGrath
     Chief Executive Officer & President
     914-623-0700